Exhibit 99.1

Press Release

Donnelley Financial Solutions appoints Ayman Sayed to Board of Directors

Chief Executive Officer with Track Record of Software Growth to join Board

Chicago – March 14, 2025 /PRNewswire/ – DFIN (NYSE: DFIN), a leading provider of software and tech-enabled solutions for financial reporting and capital markets transactions, is pleased to announce the appointment of Ayman Sayed, President and CEO of BMC Software Inc. to its board of directors. Sayed will stand for election at the company’s 2025 annual meeting and will serve on the board’s compensation committee.

“We are thrilled to welcome Ayman as a new independent director to the DFIN board,” said Richard L. Crandall, chairman of the board. “As a highly regarded, software CEO with a track record of driving business success through growth strategies focused on product innovation, Ayman will bring critical insights to our board as we continue to execute on our strategy and enhance shareholder value.”

Sayed, 62, brings a wealth of experience in software development, product and engineering, and executive management. At BMC Software, a global enterprise software company headquartered in Houston, Texas, he has achieved over 18 consecutive quarters of annual growth and successfully navigated the strategic transformation to separate BMC into two standalone independent companies. Sayed has substantial board experience at FD Technologies, a publicly-traded UK-based software and capital market consulting firm, and at Elisity Security, a private cybersecurity firm. Prior to BMC, Sayed served as Chief Product Officer at CA Technologies, Inc. and in a variety of product and engineering leadership roles at Cisco Systems, Inc.

“I am really excited to join the Board of Directors of DFIN,” said Ayman Sayed. “The company has executed on its transformation journey into a financial regulatory and compliance software solutions leader. I look forward to bringing my experiences in leading high growth enterprise software companies and working with the team.” Ayman holds a bachelor’s degree in electrical engineering from Cairo University.

The company also today announced that Charles D. Drucker has retired from the Donnelley Financial Board, effective March 13, 2025. Following Mr. Drucker’s retirement and Mr. Sayed’s appointment, the board will continue to be composed of eight directors, seven of whom are independent.

Crandall continued, “On behalf of the entire board of directors, we thank Charles for his contributions and wish him well.”

About DFIN

DFIN is a leading global provider of innovative software and technology-enabled financial regulatory and compliance solutions. We provide domain expertise, enterprise software and data analytics for every stage of our clients' business and investment lifecycles. Markets fluctuate, regulations evolve, technology advances, and through it all, DFIN delivers confidence with the right solutions in moments that matter. Learn about DFIN's end-to-end risk and compliance solutions online at DFINsolutions.com or you can also follow us on X (formerly Twitter) @DFINSolutions or on LinkedIn.